___________________________________________________________



 ASSET PURCHASE AGREEMENT


 dated as of March 1, 1996


 by and between


 ATLANTIC CITY BROADCASTING CORP.
 (Seller)


 and

 EQUITY COMMUNICATIONS, L.P.
  (Buyer)


 ___________________________________________________________

        TABLE OF CONTENTS



 ARTICLE I      PURCHASE AND SALE OF ASSETS
        1.1  Transfer of Assets   1
        1.2  Excluded Assets      3
        1.3  Liabilities to be Assumed    4
        1.4  Purchase Price       4
        1.5  Allocation of Purchase Price         4
        1.6  Escrow Deposit       4

 ARTICLE II     CLOSING AND TERMINATION
        2.1  Closing      5
        2.2  Transactions at the Closing          5
        2.3  Proration of Expenses        7
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        2.4  Termination          8

 ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER
        3.1  Due Incorporation   10
        3.2  Authority; No Conflict      10
        3.3  Government Authorizations   10
        3.4  Compliance with Regulations         11
        3.5  Personal Property   11
        3.6  Real Property       12
        3.7  Real Estate Contracts       12
        3.8  Consents    13
        3.9  Contracts   13
        3.10  Environmental      13
        3.11  Intellectual Property      14
        3.12  Financial Statements       15
        3.13  Personnel Information; Labor Contracts     15
        3.14  Employee Benefit Plans     15
        3.15  Litigation         15
        3.16  Compliance with Laws       16
        3.17  Insurance  16
        3.18  Instruments of Conveyance; Good Title      16
        3.19  Absence of Certain Changes         16
        3.20  Insolvency Proceedings     17
        3.21  Location of Assets         18
        3.22  Citizenship        18

 ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER
        4.1  Due Incorporation   19
        4.2  Authority; No Conflict      19
        4.3  Consents    19
        4.4  Litigation  19
        4.5  Compliance with Laws        20
        4.6  Qualification       20
        4.7  Financing   20

 ARTICLE V      COVENANTS OF SELLER
        5.1    Continued Operation of Station    20
        5.2    Financial Obligations     20
        5.3    Access    21
        5.4    Maintenance of Assets     21
        5.5    Notification of Developments      21
        5.6    Updated Financial Statements      21
        5.7    Encumbrances      21
        5.8    Assignment of Assets      21
        5.9   Commission Licenses and Authorizations     21
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        5.10  Technical Equipment        22
        5.11  Employees  22
        5.12  Sale of Broadcast Time     22
        5.13  Contracts  22
        5.14  Taxes      22
        5.15  Commission Action  22
        5.16  Insurance  23
        5.17  Negotiations with Third Parties    23
        5.18  Third Party Consents       23
        5.19  Normal Operation   23

 ARTICLE VI     JOINT COVENANTS OF BUYER AND SELLER
        6.1  Assignment Application      23
        6.2  Performance         23
        6.3  Conditions  23
        6.4  Confidentiality     24
        6.5  Cooperation         24
        6.6  Consents to Assignment      24
        6.7  Bulk Sales Laws     25
        6.8  Employee Matters    25

 ARTICLE VII    CONDITIONS TO OBLIGATIONS OF BUYER
        7.1  Commission Approvals        25
        7.2  Performance         26
        7.3  Representations and Warranties      26
        7.4  Consents    26
        7.5  Opinions of Counsel         26
        7.6  Covenant Not to Compete     26
        7.7  Release of Indebtedness     26
        7.8  Environmental Audit         26
        7.9  Occupancy Certificate      27

 ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF SELLER
        8.1  Performance         28
        8.2  Representations and Warranties      28
        8.3  Government Approvals        28
        8.4  Purchase Price      28
        8.5  Closing Certificate         28

 ARTICLE IX     INDEMNIFICATION
        9.1  Indemnification by Seller   28
        9.2  Indemnification by Buyer    29

 ARTICLE X      MISCELLANEOUS
        10.1  Damage and Failure of Transmissions        29
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        10.2  Assignment         30
        10.3  Survival of Representations        31
        10.4  Brokerage  31
        10.5  Expenses of the Parties    31
        10.6  Entire Agreement   31
        10.7  Headings   31
        10.8  Governing Law      31
        10.9  Counterparts       31
        10.10  Notices   32
        10.11  Specific Performance      33
        10.12  Arbitration       33
        10.13  Consent to Jurisdiction      34
        10.14  Further Assurances        34
        10.15  Amendments        34









        ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into this first day of March, 1996 by and between ATLANTIC CITY BROADCASTING CORP., a corporation formed under the laws of the State of Delaware ("Seller"), and EQUITY COMMUNICATIONS, L.P., a limited partnership formed under the laws of the State of Delaware ("Buyer").


        R E C I T A L S

        WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WAYV- FM, Atlantic City, New Jersey on 95.1 MHz (the "Station");
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        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets used or useful in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station; and

        WHEREAS, concurrently herewith, the parties are entering into a Time Brokerage Agreement (the "Time Brokerage Agreement"), providing for the sale of substantially all of the broadcast time of the Station to Buyer, subject to the rules and policies of the FCC.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


ARTICLE I

 PURCHASE AND SALE OF ASSETS

        1.1 Transfer of Assets. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date, all of Seller's right, title and interest in and to all of the tangible and intangible assets and rights of every kind and nature, real, personal and mixed, now or hereafter owned or held by Seller and used or useful in the business and operation of the Station, wherever located, other than those assets described in Section 1.2 below, free and clear of any and all claims, liabilities, liens, encumbrances or conditions, including without limitation the following (collectively, the "Station Assets"):

        (a) Licenses and Authorizations. All licenses, permits and other authorizations issued by the FCC or any other state or federal government or agency thereof pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the disclosure schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses"). The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WAYV-FM.

        (b) Tangible Personal Property. All of the tangible personal property or fixtures owned by Seller and used or useable in the operation of the Station, including, without limitation, the property listed in Section 1.1(b) of the Disclosure Schedule together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

        (c) Real Estate Contracts. All of the leasehold interests in real property leased by Seller and used by the Station, including all material agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), as described in Section 1.1(c) of the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under such Real Estate Contracts arising after the Closing Date.

        (d) Intellectual Property. All of Seller's right, title and interest in all trade names, copyrights, trademarks, service marks, slogan, logos, patents, patent applications or other similar rights relating to or used in the operation of the Station including, but not limited to, those listed in Section 1.1(d) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intellectual Property").

        (e) Leases and Contracts. All leases, contracts, syndication agreements, programming agreements, franchises and all other agreements relating to the business and operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(e) of the Disclosure Schedule and those leases, contracts, agreements and franchises described in Section 1.1(h) of this Agreement (the

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"Contracts"). Buyer shall assume, pay and perform all obligations under such
Contracts arising after the Closing Date.

        (f) Contracts for Sale of Broadcast Time. All contracts for the sale of broadcast time on the Station that are to be in effect on the Closing Date (the "Broadcast Agreements"), including any contract for the sale of time pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements"). Broadcast Agreements in effect as of the date hereof are set forth on Section 1.1(f) of the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, provided, however, that Buyer shall be obligated to assume only those Broadcast Agreements and Trade Agreements that were entered into at the Station's then-prevailing rates and that have terms consistent with the Station's past practice in the ordinary course of business.

        (g) Operating and Business Records. All files, records, logs, public file materials, engineering records, program materials and other business records of Seller pertaining to the operation of the Station, including but not limited to those required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(g) upon Seller's request for three years after the Closing Date.

        (h) Future Contracts. All leases, contracts, agreements and franchises entered into between the date hereof and the Closing Date (the "Post-signing Contracts") in connection with the business and operation of the Station in accordance with the provisions of Section 5.13.

        (i) Inventory and Computer Software. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs,

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as well as all computer software used or useable by the Station.

        (j) Other Rights and Privileges. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

        (k) Intangible Property. All of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station, including but not limited to all customer lists, trade secrets, and sales, operating and business plans (the "Intangible Property").

        (l) Accounts Receivable. All of Seller's accounts receivable.

        (m) Cash Proceeds. All proceeds generated from the sale of any Station Assets by the Seller between the date hereof and the Closing Date.

        1.2 Excluded Assets. There shall be excluded from the sale transaction described herein the following assets relating to the Station:

        (a) Cash and Deposits. Cash-on-hand or in banks (or their equivalents) as of the date hereof.

        (b) Property Consumed. All property of the Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date in accordance with the terms of this agreement; provided, however, that any proceeds of such sales shall not constitute Excluded Property.

        (c) Expired Leases, Contracts and Agreements. All contracts described in Sections 1.1(e), (f) and (h) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date, in either case, in the ordinary course of business.

        (d) Pension and Profit-Sharing Plans. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

        (e) Other Assets. Those assets, if any, listed in Section 1.2(e) of the Disclosure Schedule.

        1.3 Liabilities to be Assumed. Buyer assumes no liabilities or obligations of

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Seller of any nature whatsoever, contingent or otherwise, except for (a) those liabilities assumed under the Time Brokerage Agreement, including those liabilities listed on Schedules 4.1 and 4.1A thereto; and (b) obligations accruing after the Closing under Real Estate Contracts, Contracts, Broadcasting Agreements, Trade Agreements and Post-signing Contracts (collectively, the "Assumed Contracts") assigned to and specifically assumed by Buyer.

        1.4 Purchase Price. In consideration of Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Station Assets to Buyer free and clear of all liens and encumbrances, Buyer shall assume the liabilities in Section 1.3 and pay on the Closing Date, by wire transfer, the sum of Three Million One Hundred Thousand Dollars ($3,100,000.00), subject to adjustment as provided in Section 2.3 (the "Purchase Price"). Of such amount, $200,000 shall be paid by wire transfer to such account as Seller shall designate to Buyer prior to the Closing Date. The balance shall be paid by wire transfer to such account as Granite Equities, Inc. ("Granite") shall designate to Buyer prior to the Closing Date.

        1.5 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets prior to the Closing Date and to cooperate in all respects with regard to such allocation. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise. If Buyer and Seller are unable to agree on such allocation, they shall hire an appraiser to make such allocation, the cost of which appraisal shall be borne equally by Seller and Buyer.

        1.6 Escrow Deposit. As security for Buyer's failure to Close and as an inducement for Seller to perform its obligations hereunder Buyer shall deposit within two (2) business days of the date hereof with Media Venture Partners (the "Escrow Agent") a $200,000

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irrevocable letter of credit in substantially the form attached hereto as
Exhibit A issued by Fleet Bank of Massachusetts, N.A. (the "Escrow Deposit"), which Escrow Deposit shall be held and disbursed by the Escrow Agent pursuant to the Escrow Agreement of even date herewith as follows: if this Agreement is terminated pursuant to Section 2.4(a)(iv) by reason of a breach by Buyer and if all conditions to Buyer's obligations to close shall have been satisfied or waived, (i) the Escrow Deposit shall be released to Granite, (ii) title to all of the Station's accounts receivable shall become vested in Seller, pursuant to
Section 4.1 of the Time Brokerage Agreement, and (iii) all severance obligations (other than severance obligations assumed pursuant to Section 4.1 of the Time Brokerage Agreement and severance obligations to Gary Fisher), accrued expenses and trade payables relating to the operation of the Station (not to exceed in the aggregate, the amount of the Station's accounts receivable) shall be assumed by Seller, which together shall be deemed liquidated damages and shall constitute Seller's and Granite's sole remedy at law or in equity and Seller and Granite shall have no other recourse against Buyer or any of its affiliates under or on account of this Agreement. In all other cases, if this Agreement is terminated or if the transactions contemplated herein are consummated, then the Escrow Deposit shall be delivered to the Buyer.

 ARTICLE II

 CLOSING AND TERMINATION

        2.1 Closing. The purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a mutually agreed upon day within five (5) days after the Commission's approval of the Assignment Application, as defined in Section 6.1 below, becomes a Final Order, or such other time and at such place as shall be mutually agreed upon by the parties (the "Closing Date"). For purposes of this Agreement, a "Final Order"

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shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the Commission's approval of the Assignment Application shall have become a Final Order.

        2.2 Transactions at the Closing.

        (a) At the Closing, Seller shall deliver to Buyer the following:

        (i) assignments of the Licenses and other pertinent authorizations transferring the same to the Buyer in customary form and substance;

        (ii) the certificates contemplated by Sections 7.2, 7.3 and the affidavit contemplated by Section 3.22;

        (iii) a copy of the resolutions of the board of directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement, the Time Brokerage Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

        (iv) a bill of sale and all other appropriate documents and instruments of transfer assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

        (v) written consents (including satisfactory estoppel language as to the absence of defaults and the completeness of documentation) of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Seller to assign or Buyer to assume the liabilities, contracts, leases, licenses, understandings and

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agreements constituting the Assumed Contracts;

        (vi) evidence satisfactory to Buyer's counsel that no financing statements or other liens or encumbrances are outstanding on the Station Assets;

        (vii) all files, records, logs, and program materials relating to the Station and the Station Assets;

        (viii) the opinion of general counsel and FCC counsel for Seller, dated the Closing Date, as described in Section 7.5;

        (ix) assignments to Buyer of all the Assumed Contracts (including assignment of the Real Estate Contracts in recordable form); and

        (x) a copy of the lease or memorandum of lease pertaining to the transmitter site (and all amendments thereto) executed by Seller and the landlord and duly recorded with the recorder's office in the jurisdiction where the property is located.

        (xi) a Non-Compete Agreement in the form attached hereto as Exhibit B executed by Frank D. Osborn, individually, and in his capacity as president of Osborn Communications Corp., and Atlantic City Broadcasting Corp. (the "Non-Compete Agreement"); and

        (xii) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby; and

        (xiii) instructions releasing the Escrow Deposit to Buyer.

        (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

        (i) the Purchase Price;

        (ii) a copy of the resolutions of the board of directors of Buyer's general partner authorizing the execution, delivery and performance of this Agreement, the Time Brokerage Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby together with a certificate of the Secretary of Buyer's general partner dated as of Closing Date, that such resolutions were duly adopted and are in full force and

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effect;

        (iii) the certificates contemplated by Sections 8.1 and 8.2; and

        (iv) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

        2.3 Proration of Expenses. (a) All costs and expenses arising from the operations of the Station (other than costs and expenses incurred or assumed by Buyer in its capacity as Time Broker under the Time Brokerage Agreement) up to and including 11:59 p.m. of the day prior to the Closing Date (the "Cut Off Time"), will be prorated between Buyer and Seller so that Seller shall be responsible for all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station (other than Buyer's expenses as Time Broker) for the period prior to the Cut-Off Time; and Buyer (x) shall be entitled to receive all income and revenues and all refunds from and after the commencement of Buyer's activities under the Time Brokerage Agreement and (y) shall be responsible for all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station for the period after the Cut-Off Time. Items to be apportioned pursuant to this paragraph shall include the following:

        (i) all personal property taxes, real estate taxes, water taxes, ad valorem, and other property taxes or assessments on or with respect to the assets and property interests to be transferred or assigned to Buyer hereunder;

        (ii) business and license fees including any FCC Regulatory Fees (and any retroactive adjustments thereof); wages, salaries and benefits of employees (including accruals up to the Cut-Off Time for insurance premiums, bonuses, commissions, sick pay, vacation pay and the like and related payroll taxes) and similarly prepaid and deferred items;

        (iii) liabilities and obligations under all Broadcast Agreements and any negative balances under the Trade Agreements to be assigned and assumed hereunder;

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        (iv) sewer rents and charges for water, electricity and other utility expenses and fuel;

        (v) property and equipment rentals, applicable copyright or other fees, sales and other charges; and

        (vi) rents, additional rents and similar prepaid and deferred items, taxes and other items payable under any lease, contract, commitment or other agreement or arrangement to be assigned and assumed hereunder and all other income and expenses attributable to the ownership and operation of the Station.

        Taxes to be apportioned pursuant to this Section 2.3 shall be apportioned in proportion to (x) the number of days in the taxable period before and including the Cut-Off Time and (y) the number of days in the taxable period after the Cut-Off Time. No apportionment shall be made pursuant to this Section of any federal, state, foreign or local income taxes. Any tax refunds or rebates accruing before the Cut-Off Time for taxes that were paid prior to Closing shall remain the property of Seller, whether such refund is paid before or after the Closing Date.

        (b) Time for Payment. The prorations and adjustments contemplated by this Section 2.3, to the extent practicable, shall be made on the Closing Date. Not less than three (3) Business Days prior to the Closing Date, Seller shall submit to Buyer a written estimate of adjustments and prorations to be made in accordance with this Article. Prior to the Closing, Buyer and Seller will attempt in good faith to agree on an amount of any adjustment and proration payment to be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

        (c) Dispute Resolution. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in

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Section 2.3(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

        2.4 Termination.

        (a) This Agreement may be terminated at any time by:

        (i) the mutual written consent of the parties hereto;

        (ii) either Buyer or Seller if the Closing Date does not occur on or before December 31, 1996;

        (iii) Buyer, if any of the conditions set forth in Article VII shall not have been either fulfilled or waived by Buyer on or before the Closing Date, or if Seller shall have breached any of its representations, warranties or obligations hereunder which are qualified by a standard of materiality or words of similar import, or if Seller shall have breached in any material respect any other representation, warranty or obligation hereunder and, in either case, such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and fifteen (15) days after the Buyer has given notice to Seller of such breach; or

        (iv) Seller, if any of the conditions set forth in Article VIII shall not have been either fulfilled or waived by Seller, or if Buyer shall have breached any of its representations, warranties or obligations hereunder which are qualified by a standard of materiality or words of similar import, or if Seller shall have breached in any material respect any other representation, warranty or obligation hereunder and, in either case, such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and fifteen (15) days after Seller has given notice to Buyer of such breach.

        (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.4, written notice thereof shall promptly be given to the other

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party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Nothing in this Section 2.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this Agreement.

        (c) The time for Commission approval provided in this Agreement notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice of termination must be given within twenty (20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 2.4(c), the parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to the Buyer.

        (d) Notwithstanding the provisions of Section 2.4(a) - (c) above, no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application.

 ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        3.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct business and is in good standing in the State of New Jersey, and in any other jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualifications. Seller has the corporate power and authority to (i) own, lease, and use the Station Assets and properties as now used, owned, and leased; and (ii) to conduct the business of operating the Station as now conducted.

        3.2 Authority; No Conflict. The execution and delivery of this Agreement, the Escrow Agreement and the Time Brokerage Agreement and any other agreements and instruments contemplated herein or executed in connection herewith (collectively, the "Seller Agreements") have been duly and validly authorized and approved by the board of directors and stockholders of Seller, and Seller has the corporate power and authority to execute, deliver and perform all the Seller Agreements and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof, or with respect to the Seller Agreements, will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller, (b) any law, judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject or applicable to Seller or the Station, or (c) any agreement, lease or contract, written or oral, to which Seller is subject. This Agreement, the Escrow Agreement and the Time Brokerage Agreement constitute and as of the Closing Date, all other Seller Agreements will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms.

        3.3 Government Authorizations. Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses and government

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authorizations of any kind held or used in the operation of the Station are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no applications, complaints or proceedings (judicial, administrative or otherwise) pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental authority relating to the business or operations of the Station, other than rule making and similar proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses and authorizations are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. No proceedings are pending or, to the best of Seller's knowledge, are threatened which may result in the revocation, modification, non- renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has not taken any action which could lead to revocation or non- renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All reports, forms and statements required to be filed with the Commission with respect to the Station since Seller has owned WAYV-FM have been filed and

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are complete and accurate. Without limiting the generality of the foregoing, all ownership reports, renewal applications, equal employment opportunity reports and other reports and documents required to be filed by Seller with the FCC have been properly filed. Since Seller has owned WAYV-FM the FCC's renewal of the Station Licenses has not been challenged by a petition to deny, or by a competing application. Seller has not entered into any agreement with any community group, governmental authority or other third party restricting programming or other aspects of the operation of the Station which would or could restrict Buyer's discretion to operate the Station when licensed to Buyer, and there has been no dispute with any community group, governmental authority or other third party as to the manner of operation of the Station. Seller is not aware of any reason why the FCC would deny its consents to the assignment of the Station Licenses to Buyer hereunder. There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, in connection with the Assignment Application.

        3.4 Compliance with Regulations. The operation of the Station is in compliance with (i) all standards of good engineering practice, (ii) all applicable engineering standards required to be met under Commission rules, and
(iii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards; and there are no existing claims, citations or notices of any governmental authority to the contrary.

        3.5 Personal Property. Except for those assets subject to lease agreements (but not excepting the lease agreements themselves), Seller owns and has good and marketable title to the Station Assets, and none of the Station Assets on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance.

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        The Personal Property is all the tangible personal property used in or necessary for the lawful operation of the Station as presently operated by Seller. Except as specifically indicated to the contrary in Section 1.1(b) of the Disclosure Schedule, all Personal Property is serviceable and in good operating condition (reasonable wear and tear excepted). All items of transmitting and studio equipment included in the Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (ii) permit the Station to operate in accordance with the terms of the Licenses.

        3.6 Real Property. Neither Seller nor any affiliate of Seller owns any real property used in connection with the operation of the Station.

        3.7 Real Estate Contracts.

        (a) Section 1.1(c) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. Seller has a valid leasehold interest in the real property subject to the Real Estate Contracts. The present use by the Station of all real property leased pursuant to the Real Estate Contracts conforms with all applicable building, zoning, land use, environmental and other laws, ordinances, codes, orders and regulations and all other governmental regulations, including, without limitation, the standards, rules and regulations of the FCC. The transmitter for the Station is operating in accordance with and within the parameters established by the FCC and the Station's Licenses. The broadcast tower for the Station is in compliance with the Federal Aviation Act, and all rules and regulations promulgated thereunder and all other applicable laws, including, without limitation, all applicable building, zoning, land use and environmental laws, ordinances, codes and regulations.

        (b) As of the date hereof, Seller has complied with all of the Real Estate Contracts and has not received or given oral or written notice of any default thereunder from or to any of the other parties thereto. Seller shall use its best efforts to obtain valid and binding

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third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets.

        (c) The real property subject to the Real Estate Contracts is all of the real property used in or necessary for the lawful operation of the Station as presently operated by Seller. Seller has and, after the Closing Date, Buyer will have, full legal and practical access to such real property pursuant to valid easements or pursuant to public rights of way. All utilities servicing the Station have access to such real property pursuant to valid easements or pursuant to public rights of way. There are no encroachments upon such real property by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements that are constructed on the real property and used in the present operation of the Station (including without limitation all guy wires and guy anchors) encroaches upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with all "set-back" lines, easements and other restrictions or rights of record, and all applicable building or safety codes and zoning ordinances. There are no pending or, to the best of Seller's knowledge, threatened condemnation or eminent domain proceedings that may affect such real property, nor has any of such real property been condemned. There are no structural defects in the towers, buildings, structures and other improvements located on such real property that are used in the operation of the Station. The Real Estate Contracts (or memoranda thereof) have been duly recorded in the land records of the jurisdictions where such real estate is located, or will be so recorded prior to Closing. True and correct copies of the Real Estate Contracts have been provided to Buyer.

        3.8 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required

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

for the execution, delivery and performance by Seller of this Agreement or the Seller Agreements, other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of the Seller Agreements.

        3.9 Contracts. Section 1.1(e) of the Disclosure Schedule contains a true and complete list of all Contracts, and Section 1.1(f) contains a true and complete list of all Broadcast Agreements and Trade Agreements, including the dollar amount of the broadcasting time owed by the Station under each such agreement as of the date of this Agreement. Seller has delivered to Buyer true and complete copies (or, in the case of unwritten Broadcast Agreements and Trade Agreements, accurate written summaries of all material provisions thereof) of all Contracts, Broadcast Agreements and Trade Agreements, and prior to the Closing Date Seller will have delivered to Buyer all Post-signing Contracts, including any and all amendments and other modifications to same. As of the date hereof, all of the Assumed Contracts are in full force and effect and enforceable in accordance with their terms, and the sale of the Assets as contemplated herein will in no way affect the validity, enforceability and continuity of any such contracts or agreements if properly assigned to Buyer as contemplated hereby. Seller has complied with the Assumed Contracts, and to the knowledge of Seller no other contracting party is in default under any of same. The Assumed Contracts include all agreements to which Seller is a party or by which it is bound relating to the ownership or operation of the Station.

        3.10 Environmental.

        (a) Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur a liability under applicable law in connection therewith;

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



and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, or if any equipment does contain Hazardous Waste, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. Seller has complied with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. Without limiting the generality of the foregoing, (i) no Hazardous Waste has been disposed of by Seller on the real property subject to the Real Estate Contracts, (ii) no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Station or is located on such real property; (iii) no Hazardous Waste is located on or about such real property and such real property has not previously been used for the manufacture, refining, treatment, storage, or disposal of any Hazardous Waste;
(iv) none of the soil, ground water, or surface water of such real property is contaminated by any Hazardous Waste and there is no reasonable potential for such contamination from neighboring real estate, (v) no Hazardous Waste is being emitted, discharged or released from such real property, directly or indirectly, into the environment; and (vi) Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Waste. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.10, Seller shall begin remedial action promptly and shall use best efforts to

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complete such remedial action to the satisfaction of Buyer before the Closing
Date. Buyer shall not be obligated to close until any such condition is corrected.

        (b) No notice of violation, lien, complaint, suit, order or other notice or communication concerning any alleged violation of any environmental standard, rules, regulations and laws in, on, under or about any of the real property subject to the Real Estate Contracts has been received by Seller or its affiliates, or to the best of Seller's knowledge, any owner or prior owner or occupant of any of the real property which has not been fully satisfied and complied with all federal, state and local environmental laws, standards, rules and regulations.

        (c) Seller has all permits and licenses required under any federal, state and local environmental laws, rules and regulations to be issued to it by any governmental authority on account of any or all of its activities on any of the real property and is in material compliance with the terms and conditions of such permits and licenses. Any and all such permits and licenses are described in Section 1.1(a) of the Disclosure Schedule. To the best of Seller's knowledge, no change in the facts or circumstances reported or assumed in the application for granting of such permits or licenses exist, and such permits and licenses are in full force and effect.

        (d) To the best of Seller's knowledge, no portion of any of the real property subject to the Real Estate Contracts has been listed, designed or identified in the National Priorities List (NPL) or the CERCLA Information System (CERCLIS), both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for or requiring cleanup, or remedial or corrective action under any federal, state or local environmental laws, rules and regulations.

        (e) Exceptions, if any, to the foregoing representations are set forth in Section 3.10 to the Disclosure Schedule.

        3.11 Intellectual Property. Section 1.1(d) of the Disclosure Schedule is a true and complete list of all the material Intellectual Property used in connection with the operation of

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the Station, all of which are in good standing and uncontested. Such
Intellectual Property has been duly registered in, filed with, or issued by the appropriate offices within all jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement, including, without limitation, the United States Copyright Office and the United States Patent and Trademark Office. Seller has not granted any license or other rights with respect to such Intellectual Property. Seller has not received any written notice and has no knowledge of any infringement or unlawful use of the Intellectual Property and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

        3.12 Financial Statements. Section 3.12 of the Disclosure Schedule contains a copy of the unaudited statements of income, and the related balance sheets for Seller as at December 31, 1994 and December 31, 1995 and for the fiscal years then ended and statements of income for each month during 1995 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated, and there has been no material adverse change in Seller's financial condition between December 31, 1995 and the date of this Agreement.

        3.13 Personnel Information; Labor Contracts.

        (a) Section 3.13 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station as of the date hereof, including the date of hire, a description of compensation arrangements and a list of any and all agreements affecting such persons. Seller has provided Buyer with true and correct copies of all such agreements.

        (b) Seller is not a party to any contract with any labor organization,

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


nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other labor difficulties of any nature.

        (c) Seller has complied with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

        3.14 Employee Benefit Plans. Seller maintains no employee benefit plan (as that term is defined in Section 3(3) of ERISA).

        3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before the FCC or any other administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the Station Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 3.15 of the Disclosure Schedule, there are no applications, complaints or

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


proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station which would (i) impair Seller's ability to perform its obligations under this Agreement, (ii) in any way adversely affect Buyer's ability to operate the Station as heretofore operated, or (iii) be expected to have any adverse effect upon the Station Assets, other than rule making or similar proceedings which affect the broadcast industry generally.

        3.16 Compliance with Laws. Seller is in compliance with, and has not received any notice asserting any non-compliance with, any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station, non-compliance with which would have a material adverse effect on the Station Assets. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Neither any shareholder of Seller or any entity which shares an officer, director, shareholder or partner with Seller, nor any parent or subsidiary corporation of Seller has had an adverse finding made or final action taken by any court or administrative body in a civil or criminal preceding relating to (1) a felony, (2) an antitrust or unfair competition claim, (3) criminal violations involving false statements or dishonesty, (4) misrepresentation to any governmental unit resulting in civil or criminal violations, or (5) employment discrimination, nor to the best of Seller's knowledge is any such proceeding threatened or in progress.

        3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a true and complete list of all Seller's insurance policies. All such policies are in full force and effect and Seller has received no notice of cancellation with respect thereto. True and complete copies of Seller's insurance policies have been provided to Buyer.

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        3.18 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets to Buyer, will be in a form sufficient to transfer good and marketable title to the Station Assets free and clear of all liens, pledges, collateral assignments, security interests, capital or financing leases, easements, covenants, restrictions and encumbrances or other defects of title except the lien of any real estate or personal property taxes that will not become due until after the Closing Date and that will be prorated between Seller and Buyer pursuant to Section 2.3.

        3.19 Absence of Certain Changes. Except as disclosed in Section 3.19 of the Disclosure Schedule, and except for those changes or actions expressly implemented by or at the written request of Buyer following the date hereof pursuant to the Time Brokerage Agreement, between the Balance Sheet Date and the Closing Date there has not been:

        (a) Any material adverse change in the Station Assets;

        (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

        (c) Any amendment to the Certificate of Incorporation or Bylaws of Seller;

        (d) Any material contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business;

        (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets;

        (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

        (g) The incurring of any material liabilities or obligations, except items incurred in the ordinary and usual course of business;

        (h) The write-off or determination to write off as uncollectible any

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accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice;

        (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $5,000;

        (j) The disposition, lapse or termination of any Intellectual Property;

        (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice; or

        (l) Any change in any method of accounting or accounting practice used by Seller.

        3.20 Insolvency Proceedings. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

        3.21 Location of Assets. The addresses of Seller's chief executive office and all of Seller's additional places of business, and of all places where any of the tangible personal property included in the Station Assets is now located, or has been located during the past six (6) months, are listed in
Section 3.21 of the Disclosure Schedule. Except as set forth in Section 3.21 of the Disclosure Schedule, during the past five (5) years, Seller has not nor, to the best of Seller's knowledge, has any prior owner of the Station been known by or used any corporate, partnership, fictitious or other name in the conduct of the Station's business or in connection with the use or operation of the Station Assets.

        3.22 Citizenship. Seller is not a "foreign person" as defined in

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Section 1445(f)(3) of the Internal Revenue Code. On the Closing Date, Seller
will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of Section 1445 of the Internal Revenue Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

        3.23 Tax Matters. All federal, state, county and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Seller in connection with its operations, personal property or payroll have been duly and timely filed; Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which Seller is required by law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are held by Seller for such payment.

        3.24 Material Facts. No representation or warranty made by Seller in this Agreement and no statement made by Seller in (a) any certificate, exhibit, schedule, or other writing executed and delivered by Seller in connection herewith, (b) any other agreement, document or writing furnished in connection with the transactions herein contemplated and referred to herein or in the Disclosure Schedule attached hereto, or (c) in any document or other writing delivered to Buyer after the date hereof and on or prior to the Closing Date, by or on behalf of the Seller, knowingly contains or will knowingly contain any untrue statement of a material fact, or knowingly omits or will knowingly omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.


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 ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1 Due Incorporation. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of New Jersey.

        4.2 Authority; No Conflict. The execution and delivery of this Agreement, the Time Brokerage Agreement, the Escrow Agreement and other agreements and instruments contemplated herein or executed in connection herewith (collectively, the "Buyer Agreements") have been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the partnership power and authority to execute, deliver and perform the Buyer Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance hereof, and compliance by Buyer with the terms and provisions hereof, or with respect to the Buyer Agreements, will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Limited Partnership or Agreement of Limited Partnership of Buyer,
(b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement, the Escrow Agreement and the Time Brokerage constitute and as of the Closing Date all other Buyer Agreements will constitute the valid and binding obligations of Buyer with respect to the terms hereof.

        4.3 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement or the Escrow

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Agreement, other than the approval by the Commission of the Assignment
Application as contemplated hereby. Except as set forth in Section 4.3 of the Disclosure Schedule and except for consents from parties to agreements with Seller, which consents are required to transfer the Station Assets to Buyer, no consent of any other party is required for the execution, delivery and performance by Buyer of the Buyer Agreements.

        4.4 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

        4.5 Compliance with Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

        4.6 Qualification. To the best of Buyer's knowledge, Buyer is legally, technically and financially qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.

        4.7 Financing. Buyer believes in good faith that by the Closing Date it will have sufficient financing to consummate the transactions contemplated hereby.

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



 ARTICLE V

 COVENANTS OF SELLER

        Except to the extent that certain changes with respect to the business and operation of the Station are expressly implemented by or at the written request of Buyer pursuant to the Time Brokerage Agreement, Seller covenants and agrees that from the date hereof until the Closing Date:

        5.1 Continued Operation of Station. Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

        5.2 Financial Obligations. Seller shall continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior conduct of the business of the Station; and shall continue to pay and satisfy all expenses, liabilities and obligations arising in the ordinary course of business in accordance with past practices and shall provide Buyer on or before the Closing Date with evidence reasonably satisfactory to the Buyer demonstrating the satisfaction of all expenses, liabilities and obligations of the Seller to persons or entities doing business with the Station. Seller shall not enter into or amend any contracts or commitments involving expenditures by Seller in an aggregate amount in excess of $5,000

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without the prior written consent of Buyer.

        5.3 Access. Seller shall provide Buyer, and representatives of Buyer, with access to the Station 24 hours per day and shall furnish such additional information concerning the Station and the Station Assets as Buyer from time to time may reasonably request.

        5.4 Maintenance of Assets. Seller shall maintain the Personal Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any claims or rights of substantial value, transfer or otherwise dispose of any Personal Property, or permit to lapse or dispose of any right to the use of any Intellectual Property.

        5.5 Notification of Developments. Seller shall notify Buyer of any problems or developments with respect to the Station Assets or operation of the Station; and provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

        5.6 Updated Financial Statements. As soon as practicable but in any event within 21 days of the end of each month, Seller shall, at its own expense, deliver to Buyer an unaudited balance sheet and income statement of the Station (excluding revenues and expenses of Buyer pursuant to the Time Brokerage Agreement) for the month then ended. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied and shall fairly represent the results of the operation of the Station for the period covered by such statement.

        5.7 Encumbrances. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

        5.8 Assignment of Assets. Without limiting Seller's obligations hereunder or

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under the Time Brokerage Agreement, Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets or modify, alter or terminate any other right relating to or included in the Station Assets, whether now owned or hereafter acquired, without the prior written approval of Buyer, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

        5.9 Commission Licenses and Authorizations. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

        5.10 Technical Equipment. Seller shall repair, maintain or replace, as necessary, all equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

        5.11 Employees. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller without the prior written consent of Buyer. Seller shall refrain from hiring, firing, releasing or transferring any employee of the Station without the prior written approval of Buyer and shall promptly notify Buyer upon Seller's becoming aware of the resignation or contemplated resignation of any employee.

        5.12 Sale of Broadcast Time. Seller shall not enter into, extend or renew any Broadcast Agreement or Trade Agreement.

        5.13 Contracts. (a) Seller shall not modify, amend, alter or terminate any of the Contracts or waive any default or breach thereunder without the prior approval of Buyer; (b) Seller shall not enter into any contract or agreement not in effect on the date hereof and listed in

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Sections 1.1(c), (e) or (f) of the Disclosure Schedule, except for contracts entered into in the ordinary course of business which do not involve consideration having an aggregate value in excess of $5,000 and which may be terminated on ninety (90) days' notice without premium or penalty; and (c) Seller shall promptly comply with Buyer's requests, between the date hereof and the Closing, to (i) enter into any contracts or agreements not in effect on the date hereof; (ii) modify, amend, alter or terminate any Contracts; or (iii) take any and all other action with respect to the Contracts or the Station Assets which Buyer deems necessary or appropriate for the operation of the Station pursuant to the Time Brokerage Agreement; provided that the requested action is not inconsistent with customary broadcasting practices in similar situations.

        5.14 Taxes. Seller shall pay or cause to be paid or provided for when due all income, property, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other taxes of or relating to Seller, the Station Assets and the employees of Seller required to be paid to city, county, state, federal and other governmental units up to the Closing Date.

        5.15 Commission Action. Seller shall provide to Buyer, promptly upon receipt thereof by Seller, a copy of (i) any notice from the FCC or any other governmental authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any License, or any other license or permit held by Seller respecting the Station, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning the Station and, promptly upon the filing or making thereof, copies of Seller's responses to such filings. Seller shall notify Buyer in writing immediately upon

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learning of the institution or written threat of any action against Seller involving the Station in any court, or any action against Seller before the FCC or any other governmental agency, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Station Assets or the Station.

        5.16 Insurance. Seller shall maintain at all times between the date hereof and the Closing Date, all policies listed in Section 3.17 of the Disclosure Schedule or else replace such policies with comparable policies.

        5.17 Negotiations with Third Parties. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.

        5.18 Third Party Consents. Seller shall use its best efforts to obtain the consents listed in Section 3.8 of the Disclosure Schedule.

        5.19 Normal Operation. Seller shall operate the Station in the normal and usual manner, consistent with the rules, regulations, and policies of the Commission, and conduct the Station's business only in the ordinary course.

 ARTICLE VI

 JOINT COVENANTS OF BUYER AND SELLER

        Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

        6.1 Assignment Application. As promptly as practicable after the date of this Agreement, and in no event later than five (5) business days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all

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


reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

        6.2 Performance. Buyer and Seller shall perform all acts required of them under this Agreement and the Time Brokerage Agreement and refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render same inaccurate as of the Closing Date.

        6.3 Conditions. Buyer and Seller shall use all reasonable efforts to cause all of the conditions set forth in Articles VII and VIII of this Agreement to be fulfilled. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

        6.4 Confidentiality. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by

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the receiving party independently of the disclosure by the disclosing party.

        6.5 Cooperation. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

        6.6 Consents to Assignment. To the extent that any Contract, Broadcast Agreement, Trade Agreement, Real Estate Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to

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


enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts. The provisions of this Section shall not be construed to limit Seller's obligations under Section 5.18 or Buyer's rights under Section 7.4.

        6.7 Bulk Sales Laws. Seller shall be responsible for compliance with the provisions of the "bulk sales" or similar laws of any state applicable to this transaction. Seller agrees to indemnify Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

        6.8 Employee Matters. Until the Closing Date, all Station's employees (other than those who are actually placed on Buyer's payroll pursuant to the Time Brokerage Agreement) remain the employees of the Seller and Seller shall have full authority and control over such employees and their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Buyer. Seller shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act and similar laws, if applicable, and, except as specifically provided in the Time Brokerage Agreement, shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such laws on account of this transaction and the dismissal or termination of any Station employees by Seller. Buyer may, after Closing, employ those of Seller's employees as Buyer may elect on terms and conditions determined by Buyer in Buyer's sole discretion. Except as specifically provided in the Time Brokerage Agreement, Seller shall remain solely responsible for all severance pay, accrued vacation time and sick leave of those of Seller's employees who do

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


not enter into Buyer's employ after Closing.

 ARTICLE VII

 CONDITIONS TO OBLIGATIONS OF BUYER

        The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

        7.1 Commission Approvals. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon the Commission having granted the Assignment Application without any conditions and such grant having become a Final Order. All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted and become Final Orders. The Licenses shall be in unconditional full force and effect, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of New Jersey, and shall be unimpaired by any acts or omissions of Seller's employees or agents, or Seller, and neither Seller nor Buyer shall have received any notice that any governmental authority may institute any proceedings for the revocation, suspension or modification of the Licenses.

        7.2 Performance. The Station Assets shall have been transferred to Buyer by Seller free and clear of all liens, encumbrances and claims, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed, and Buyer shall have received from Seller a certificate or certificates to such effect, from a senior officer of Seller, in form and substance reasonably satisfactory to Buyer.

        7.3 Representations and Warranties. Except for changes expressly implemented by or at the written request of the Buyer under the Time Brokerage Agreement,

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


each of the representations and warranties of Seller to Buyer shall be true, complete and correct as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates, to such effect, from a senior officer of Seller in form and substance reasonably satisfactory to Buyer.

        7.4 Consents. Seller shall have received and delivered to Buyer all consents of third parties (including landlords' consents to the assignments of the leases for the studio and tower sites) specified in Section 3.8 of the Disclosure Schedule, such that Buyer will, after the Closing Date, enjoy all of the rights and privileges of Seller under the Assumed Contracts subject only to the present obligations of Seller hereunder.

        7.5 Opinions of Counsel. Seller shall have delivered to Buyer an opinion of Haley, Bader & Potts general counsel to Seller, dated the Closing Date, in the form attached hereto as Exhibit C. In addition, Seller shall have delivered to Buyer a written opinion of Haley, Bader & Potts, Seller's FCC counsel, dated the Closing Date, in the form attached hereto as Exhibit D.

        7.6 Covenant Not to Compete. Seller shall have obtained and delivered to Buyer, an executed original of the Non-Compete Agreement.

        7.7 Release of Indebtedness. Granite Equities, Inc. shall have released all liens against the Station Assets and all claims against Seller.

        7.8 Environmental Audit. Buyer shall have received within thirty (30) days from the date hereof, at Buyer's expense, a "Phase One" environmental site assessment of the real property subject to the Real Property Contracts (the "Environmental Site Assessment"). The Environmental Site Assessment shall be conducted by a qualified environmental engineer or consulting firm in accordance with Part X of the Federal National Mortgage Association's Delegated Underwriting and Servicing Guide. The Environmental Site Assessment shall show no

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


environmental condition on or affecting such real property that would (i) impair the use or value of such real property for the continued operation of the Station as operated by Seller on the Closing Date, (ii) subject Buyer to any liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement, or (iii) cause a reasonable purchaser to perform further investigation or testing before proceeding with the transfer of the Real Estate Contracts. The Environmental Site Assessment shall be deemed satisfactory to Buyer and this condition satisfied, if Buyer fails to notify Seller of such environmental condition on or affecting the real property within ten (10) business days after having received such Environmental Site Assessment, or Seller remedies any environmental condition on or affecting such real property prior to the Closing Date.

        7.9 Occupancy Certificates. At Closing, Seller shall deliver to Buyer true and complete copies of any certificates of occupancy, certificates of land use compliance, or equivalent instruments ("Occupancy Certificates") issued by the appropriate governmental authority, that are required to permit the present use of the real property subject to the Real Property Contracts by Seller prior to Closing and by Buyer after Closing. No proceedings to amend, cancel, or revoke any such Occupancy Certificates shall be pending or threatened as of the Closing Date. If no Occupancy Certificate is required to continue the present use of such real property after Closing, then Seller shall deliver to Buyer a written opinion of Seller's counsel, dated the Closing Date, to that effect, which opinion shall explain why no occupancy certificate is required and shall include the citation of any applicable statute or regulation.

        7.10 Litigation. No action or proceeding shall have been instituted or threatened against Buyer, any of Buyer's affiliates or Seller before any court or governmental agency or commission or any board of arbitration seeking to restrain or prohibit, or to obtain substantial damages against Buyer or any of Buyer's affiliates in respect of this Agreement or the consummation of the transactions contemplated hereby.

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


        7.11 Closing Certificate. Seller shall have delivered to Buyer a Certificate of Seller's Secretary certifying as to the due adoption by its Board of Directors and stockholders of resolutions authorizing the transactions contemplated by this Agreement.

        7.12 Title Insurance. Buyer shall have obtained, at Buyer's expense, a written commitment to issue a lessee's policy of title insurance naming Buyer as the insured, written by a responsible title insurance company authorized to write title insurance with respect to New Jersey real estate, which policy shall guarantee Seller's title in connection with the Real Estate Contracts to be in the condition called for by this Agreement and shall show no rights of occupancy or use by third parties, no gaps in the chain of title, no intervening liens and no violations of any applicable zoning or other ordinance, statute, rule or regulation.

        7.13 Amendment of Lease. The lease pertaining to the transmitter site in the State of New Jersey shall have been amended in the form of Exhibit E attached hereto, executed by Seller and the landlord and duly recorded (or a memorandum) with the recorder's office in the jurisdiction where the property is located prior to the Closing Date.

        7.14 Escrow Deposit. Seller shall have instructed the Escrow Agent to deliver to Buyer the Escrow Deposit.

        7.15 Satisfaction of Expenses. Seller shall have provided to Buyer evidence reasonably satisfactory to Buyer demonstrating the satisfaction of all expenses, liabilities and obligations of the Seller to persons and entities doing business with the Station.

 ARTICLE VIII

 CONDITIONS TO OBLIGATIONS OF SELLER

        The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

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


        8.1 Performance. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

        8.2 Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect from a senior officer of Buyer, in form and substance reasonably satisfactory to Seller.

        8.3 Government Approvals. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contem- plated hereby shall have been granted.

        8.4 Purchase Price. Buyer shall have delivered to Seller the Purchase Price.

        8.5 Closing Certificate. Buyer shall have delivered to Seller a Certificate of the Buyer's Secretary certifying as to the due adoption by the Buyer's Board of Directors of resolutions authorizing the transactions contemplated by this Agreement.

 ARTICLE IX

 INDEMNIFICATION

        9.1 Indemnification by Seller. From and after the Closing Date, Seller agrees to and shall indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of any liabilities of any kind or nature, absolute or contingent, relating to or arising from (i) any breach, misrepresentation, or violation of any of Seller's representations, warranties,

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


covenants, or other obligations contained in this Agreement; (ii) all liabilities of Seller not assumed by Buyer; and (iii) any claims by third parties against Buyer attributable to Seller's operation of the Station prior to Closing. Notwithstanding anything else in this Agreement, Buyer shall have no other recourse to Seller, its shareholders, officers, directors or any other party with respect to indemnification claims hereunder except (i) Buyer shall have the right to assert a claim for Seller's assets after the Closing Date in any action, suit or proceeding to recover any indemnity hereunder; provided, however, that Buyer shall have no right to claim Seller's assets pursuant to the foregoing clause in the event the enforcement of such claim would prevent Seller from meeting any third-party obligation of Seller.

        9.2 Indemnification by Buyer. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto), resulting from or arising out of any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station (i) prior to the Closing Date and which have been assumed by Buyer under the Time Brokerage Agreement and
(ii) subsequent to the Closing Date.

 ARTICLE X

 MISCELLANEOUS

        10.1 Damage and Failure of Transmissions.

        (a) Risk of Loss. The risk of loss or damage to the Station Assets shall be borne by Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and use its best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. All insurance proceeds shall

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


be applied to or reserved for any replacement, restoration or repair. If the cost of repairing, replacing or restoring any lost or damaged property is Five Thousand Dollars ($5,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, the Closing shall occur as scheduled and Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition. If the cost to repair, replace, or restore the lost or damaged property exceeds Five Thousand Dollars ($5,000), and Seller has not repaired, replaced or restored such property prior to the Closing Date, Buyer may, at its option:

        (1) elect to consummate the Closing in which event Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition or against such obligation shall assign to Buyer all of Seller's rights under any applicable insurance policies plus the amount of the deductible; or

        (2) elect to postpone the Closing, with the prior consent of the Commission, if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition. If, after the expiration of that extension period the lost or damaged property has not been fully repaired, replaced or restored, Buyer may terminate this Agreement, in which event the Escrow Deposit shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

        (b) Failure of Broadcast Transmissions. Seller shall give prompt written notice to Buyer if any of the following (a "Specified Event") shall occur: (i) the transmission of the regular broadcast programming of the Station in the normal and usual manner is interrupted or discontinued and the Station is unable to broadcast pursuant to its auxiliary power for more than four (4) hours; or
(ii) the Station is operated at less than its licensed antenna

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height above average terrain or at less than ninety percent (90%) of its licensed effective radiated power for more than four (4) hours. If, prior to Closing, the Station is not operated at its licensed operating parameters for more than twenty-four (24) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, forty-eight (48) hours, whether or not consecutive, during any period of thirty (30) consecutive days, or if there are three (3) or more Specified Events each lasting more than four (4) consecutive hours, then Buyer may, at its options, terminate this Agreement. In the event of termination of this Agreement by Buyer pursuant to this paragraph, the Escrow Deposit shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

        (c) Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred to a qualified consulting communications engineer mutually accepted to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the engineer.

        10.2 Assignment.

        (a) This Agreement shall not be assigned or conveyed by either party hereto to any other person or entity without the prior written consent of the other parties hereto; provided, however, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlling, controlled by, or under common control with Buyer. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of

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

the parties hereto, their successors and assigns.

        Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Escrow Agreement, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may (i) authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.

        10.3 Survival of Representations. Except for the representations and warranties of Seller contained in Sections 3.7, 3.9, 3.10 and the first sentence of Section 3.5, which shall survive the Closing permanently, the representations and warranties contained in this Agreement shall survive the Closing for a period of one year.

        10.4 Brokerage. Seller and Buyer warrant and represent to one another that, there has been no broker or agent in any way involved in the transactions contemplated hereby and that no one is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder.

        10.5 Expenses of the Parties. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the party who shall have incurred

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


the same and the other party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Seller. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

        10.6 Entire Agreement. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

        10.7 Headings. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

        10.8 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

        10.9 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

        10.10 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by

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Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;



                        If to Seller:

                        Mr. Frank D. Osborn
                        Osborn Communications Corp.
                        130 Mason Street
                        Greenwich, CT  06830
                        Fax:  (203) 629-1749
                        Phone:  (203) 629-0905

                        With a copy which shall not constitute notice to:

                        Ted Bartley
                        AMRESCO
                        1845 Woodall Rodgers Freeway
                        Dallas, TX 75201
                        Fax:  (214) 953-8325
                        Phone:  (214) 953-8323

                        and to:

                        Patricia H. Lyon, Esq.
                        Young, French, Young & Lyon
                        One Market
                        3950 Spear Street Tower
                        San Francisco, CA 94105
                        Fax:  (415) 243-8200
                        Phone:  (415) 597-7849

                        and to:

                        Michael H. Bader, Esq.
                        Haley Bader & Potts P.L.C.
                        4350 North Fairfax Drive, Suite 900
                        Arlington, VA  22203
                        Fax:  (703) 841-2345
                        Phone:  (703) 841-0606

                        If to Buyer:

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                        Stephen F. Gormley
                        Equity Communications, L.P.
                        c/o M/C Partners
                        75 State Street
                        Suite 2500
                        Boston, MA  02109
                        Fax:  (617) 345-7201
                        Phone:  (617) 345-7210

                        With a copy which shall not constitute notice to:

                        Stephen O. Meredith, Esq.
                        Edwards & Angell
                        101 Federal Street
                        Boston, MA  02110
                        Fax:  (617) 439-4170
                        Phone:  (617) 951-2233

        Any party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

        10.11 Specific Performance. Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a breach under this Agreement by Seller, including, without limitation, a breach of Seller's representations, warranties, covenants and agreements under this Agreement, Buyer may seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists.

        10.12 Arbitration. Other than with respect to Sections 2.3(b) 9.1 and 10.1(c) hereof, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in New York, NY, by a panel of three arbitrators. In such event, Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as

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arbitrators need not be professional arbitrators, but shall be persons with no less than ten year's experience relating to the acquisition of radio stations and persons such as lawyers, accountants, brokers, and bankers having such experience shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be borne equally by Seller and Buyer, provided, however, that each party shall bear the expense of its own counsel, experts, witnesses, and preparation of proofs. Judgment on the award, if it is not paid within thirty (30) days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.10.

        10.13 Consent to Jurisdiction. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement

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or any of such documents may not be enforced in or by said courts or that the
Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

        10.14 Further Assurances. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as any other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

        10.15 Amendments. At any time prior to the Closing, this Agreement may be amended with the written consent of the Seller and the Buyer.


        IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.

                                SELLER

                                ATLANTIC CITY BROADCASTING CORP.

                                By
                                     Name:  Frank D. Osborn
                                     Title:  President

                                BUYER

                                EQUITY COMMUNICATIONS, L.P.

                                By: Equity Communications, Inc.,
                                      its General Partner
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

                                By
                                     Name:  Stephen F. Gormley
                                     Title:  Chairman


        The undersigned agree to execute and deliver the Non-Compete Agreement at the Closing.


                                OSBORN COMMUNICATIONS CORP.


                                By_____________________________________
                                     Name:  Frank D. Osborn
                                     Title:  President


                                ________________________________________
                                Frank D. Osborn


 Consent of Granite Equities, Inc.

        The undersigned, being the holder of all indebtedness of Seller under a Credit Agreement between Seller and National Westminster Bank USA dated as of March 30, 1994, hereby (i) consents to and approves Seller's execution of the foregoing Agreement; (ii) concurrently with the wiring of funds pursuant to
Section 1.4 of this Agreement, agrees to release all liens on the Station Assets securing the aforementioned indebtedness and all claims against Seller on or before the Closing Date; and (iii) agrees not to assign or transfer any interest in any portion of the aforementioned indebtedness unless the transferee agrees in writing to be bound by the provisions of this Consent.

                                GRANITE EQUITIES, INC.

                                By AMRESCO Institutional, Inc., as Servicer and as duly authorized agent for Granite Equities, Inc.

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


                                By:_______________________________________
                                      Name:
                                      Title:

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